EXHIBIT 4.10

OPTION AGREEMENT

AND AWARD NOTICE

(PURSUANT TO THE TERMS OF THE

CONTINENTAL AIRLINES, INC.

INCENTIVE PLAN 2000)

This OPTION AGREEMENT AND AWARD NOTICE (this "Option Agreement") is between Continental Airlines, Inc., a Delaware corporation ("Company"), and __________________ ("Optionee"), and is dated as of the date set forth immediately above the signatures below.

      Grant of Option. The Company hereby grants to Optionee the right, privilege and option as herein set forth (the "Option") to purchase up to _______________ (###,###) shares (the "Shares") of Class B common stock, $.01 par value per share, of Company ("Common Stock"), in accordance with the terms of this Option Agreement. The Shares, when issued to Optionee upon the exercise of the Option, shall be fully paid and nonassessable. The Option is granted pursuant to

      Option Term. Subject to earlier termination as provided herein, the Option shall terminate on ________________________. The period during which the Option is in effect is referred to as the "Option Period".

      Option Exercise Price. The exercise price (the "Option Price") of the Shares subject to the Option shall be $______ per Share (which is the Market Value per Share on the date hereof).

      Vesting. Subject to the following provisions of this Paragraph 4, the total number of Shares subject to this Option shall vest in twenty-five percent (25%) increments on each of ______________________, ____________________, __________________ and __________________. The vested Shares that may be acquired under the Option may be purchased at any time after they become vested, in whole or in part, during the Option Period. In addition, the total number of Shares subject

      Method of Exercise. To exercise the Option, Optionee shall deliver an irrevocable written notice to Company (to the attention of the Secretary of the Company) stating the number of Shares with respect to which the Option is being exercised together with payment for such Shares. Payment shall be made (i) in cash or by check acceptable to Company, (ii) in nonforfeitable, unrestricted shares of Company's Common Stock owned by Optionee at the time of exercise of the Option value (measured by the Market Value per Share) at the date of exercise equal to the aggregate exercise price of the Option being exercised or (iii) by a combination of (i) and (ii). In addition, at the request of Optionee, and to the extent permitted by applicable law and subject to Paragraph 15, the Option may be exercised pursuant to a "cashless exercise" arrangement with any brokerage firm approved by the Administrator or its delegate under which arrangement such brokerage firm, on behalf of Optionee, s cise price of the Options being exercised, and Company, pursuant to an irrevocable notice from Optionee, shall promptly after receipt of the exercise price deliver the shares being purchased to such firm. Optionee acknowledges and agrees that the Company may provide personal information regarding Optionee and any grant of a stock option or other Award under the Plan, or under any program adopted under the Plan, including but not limited to this Option, to any third party engaged by the Company to provide a

      Termination of Employment; Change in Control. Voluntary or involuntary termination of employment, retirement, death or Disability of Optionee, or occurrence of a Change in Control, shall affect Optionee's rights under the Option as follows:

            Involuntary Termination for Gross Misconduct. The Option shall terminate immediately and shall not be exercisable if Optionee's employment (defined below) is terminated involuntarily for gross misconduct (defined below).

            Other Involuntary Termination or Voluntary Termination. If Optionee's employment is terminated involuntarily other than for gross misconduct or if Optionee voluntarily terminates employment, then immediately (i) the Option shall terminate as to Shares subject thereto to the extent not yet then vested pursuant to Paragraph 4 or pursuant to Paragraph 6(c) below, and (ii) the Option shall terminate as to all remaining Shares subject thereto to the extent not exercised pursuant to

            Change in Control. If a Change in Control shall occur, then immediately the Option shall vest and become exercisable in full; provided, that if the Change in Control is the result of a business combination with Northwest or any Person controlling, controlled by or under common control with Northwest, the Committee shall determine whether, in connection with such business combination, a change in the composition of the persons with authority to exercise policy-making functions

            Retirement, Death or Disability. If Optionee's employment is terminated by retirement, death or Disability, then immediately the Option shall become exercisable in full, whether or not otherwise exercisable, for a term of one year thereafter by Optionee or, in the case of death, by the person or persons to whom Optionee's rights under the Option shall pass by will or by the applicable laws of descent and distribution, or in the case of Disability, by Optionee's personal repre

            Definitions. For purposes of the Option, "employment" means employment by Company or a subsidiary (as the term "subsidiary" is defined in the Plan). In this regard, neither the transfer of a Participant from employment by Company to employment by a subsidiary nor the transfer of a Participant from employment by a subsidiary to employment by Company shall be deemed to be a termination of employment of the Participant. Moreover, the employment of a Participant shall not be dee

        Reorganization of Company and Subsidiaries. The existence of the Option shall not affect in any way the right or power of Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company's capital structure or its business, or any merger or consolidation of Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dis

        Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving Company, appropriate adjustments shall be made to the terms and provisions of this Option, in the same manner as is provided for adjustments to the terms and provisions of th

        No Rights in Shares. Optionee shall have no rights as a stockholder in respect of Shares until such Optionee becomes the holder of record of such Shares.

        Certain Restrictions. By exercising the Option, Optionee agrees that if at the time of such exercise the sale of Shares issued hereunder is not covered by an effective registration statement filed under the Securities Act of 1933 ("Act"), Optionee will acquire the Shares for Optionee's own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition Optionee will enter into such written represent

        Shares Reserved. Company shall at all times during the Option Period reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Option.

  12. Nontransferability of Option. The Option granted pursuant to this Option Agreement is not transferable other than by will, the laws of descent and distribution or by qualified domestic relations order. The Option will be exercisable during Optionee's lifetime only by Optionee or by Optionee's guardian or Personal Representative. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Optionee.

  13. Amendment and Termination. No amendment or termination of the Option which would impair the rights of Optionee shall be made by the Board or the Administrator at any time without the written consent of Optionee. No amendment or termination of the Plan will adversely affect the rights, privileges and option of Optionee under the Option without the written consent of Optionee.

  14. No Guarantee of Employment. The Option shall not confer upon Optionee any right with respect to continuance of employment or other service with Company or any subsidiary, nor shall it interfere in any way with any right Company or any subsidiary would otherwise have to terminate such Optionee's employment or other service at any time.

  15. Withholding of Taxes. Company shall have the right to (i) make deductions from any settlement or exercise of an Award made under the Plan, including the delivery of shares, or require shares or cash or both be withheld from any Award, in each case in an amount sufficient to satisfy withholding of any taxes required by law or (ii) take any other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

  16. No Guarantee of Tax Consequences. Neither Company nor any subsidiary nor the Administrator makes any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any person eligible for benefits under the Option.

  17. Severability. In the event that any provision of the Option shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Option, and the Option shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

  18. Governing Law. The Option shall be construed in accordance with the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law.

  19. Miscellaneous Provisions.

  (a) Not a Contract of Employment; No Acquired Rights. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its subsidiaries and any person. Receipt of an Award under the Plan at any given time shall not be deemed to create the right to receive in the future an Award under the Plan, or any other incentive awards granted to an employee of the Company or any of its subsidiaries, and shall not constitute

  (b) Not a Part of Salary. The grant of an Award under the Plan is not intended to be a part of the salary of the recipient.

  (c) Foreign Indemnity. Optionee agrees to indemnify Company for the Optionee's portion of any social insurance obligations or taxes arising under any foreign law with respect to the grant or exercise of this Option or the sale or other disposition of the Shares acquired hereunder.

  (d) Conflicts With Any Employment Agreement. If Optionee has an employment agreement with Company or any of its subsidiaries which contains different or additional provisions relating to vesting of options, or otherwise conflicts with the terms of this Option Agreement, the provisions of the employment agreement shall govern.

  (e) Electronic Delivery and Signatures. Optionee hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), Optionee hereby consents to such procedures and agrees that his or her electronic signature is the same a

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  IN WITNESS WHEREOF, the parties have entered into this Option Agreement as of the ___ of ______________, 2000.

  "COMPANY"

  CONTINENTAL AIRLINES, INC.

  By Order of the Administrator

  By:

  Name: Jeffery A. Smisek

  Title:

  "OPTIONEE"

  ________________________________________

  Name: